UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 23, 2022

SIMPLICITY ESPORTS AND GAMING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-38188	82-1231127
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7000 W. Palmetto Park Rd., Suite 505

Boca Raton, FL 33433

(Address of Principal Executive Offices)

(855) 345-9467

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2022, Laila Cavalcanti Loss submitted her resignation as a member of the Board of Directors (the “Board”) of Simplicity Esports and Gaming Company (the “Company”). On June 30, 2022, Frank Leavy submitted his resignation as a member of the Board, and Beatrice Tarka submitted her resignation as Chairperson of the Board and as a member of the Board. The resignations of Ms. Loss, Mr. Leavy, and Ms. Tarka were not because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On June 28, 2022, Nancy Hennessey submitted her resignation as the Company’s Chief Financial Officer, effective June 30, 2022. Ms. Hennessey’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Company has commenced a search for Ms. Hennessey’s replacement. Until a replacement Chief Financial Officer is appointed, Roman Franklin, the Company’s Chief Executive Officer, a member of the Board and a greater than 5% stockholder of the Company, will act as the Company’s principal financial officer and principal accounting officer.

Mr. Franklin, age 38, has been a member of the Company’s Board of Directors since August 16, 2017 and the Company’s Chief Executive Officer since March 29, 2021. From December 31, 2018 until March 31, 2021, Mr. Franklin served as the Company’s President. Mr. Franklin was Chief Investment Officer of SMC Global USA from March 2016 until December 31, 2016, and prior, President of Franklin Financial Planning from 2005 to 2016. Mr. Franklin is a 16-year veteran of the financial services industry. By the age of 22, he held FINRA Series 7, Series 66, and Life, Health, and Variable Insurance Licenses. In 2005, he founded a fee-only registered investment advisory firm. In 2008, he was one of the youngest recipients to ever receive the National Association of Financial Advisors (“NAPFA”) Registered Financial Advisor (RFA) designation. In 2015, he was elected as a Board Member of the NAPFA, South Region Board of Directors, overseeing more than a dozen states from Texas, to Florida, to North Carolina. Mr. Franklin has experience in domestic and international investment, and has been involved in multiple business transactions tied to India. Mr. Franklin holds a Bachelor of Science degree in Management from Barry University and an M.B.A. in Finance from the Graduate School of Business at Stetson University. His civic organization roles include School Advisory Council for Volusia County Schools, City of DeLand Economic Development Committee, and the Boys’ and Girls’ Clubs of Central Florida.

The Company believes Mr. Franklin’s strong expertise in finance and business transactions qualifies him to serve on the Company’s Board of Directors.

Item 8.01. Other Events.

In an effort to focus on business operations that are currently profitable, the Company sold its League of Legends franchise asset, and exited business operations in Brazil. Funding the Brazilian business operations created a monthly cash burn of approximately $45,000. The Company has sold the franchise asset to Brazilian esports organization Los Grandes for total consideration of 1,920,000 Brazilian Reais (approximately $362,000)  to be paid in five equal quarterly installments.

The Company also closed 10 of its 17 corporate owned esports gaming center locations. The Company continues to operate seven corporate owned locations and 12 franchisee owned locations. Management is exploring strategic alternatives, including merger and acquisition opportunities, and is focused on high margin, lower capital expenditure business strategies in the esports gaming industry, with a goal of being cash flow positive in the next 12 to 24 months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMPLICITY ESPORTS AND GAMING COMPANY

Date: July 8, 2022	By:	/s/ Roman Franklin
Roman Franklin
Chief Executive Officer